Exhibit 10.39

September 27, 2005

VIA HAND DELIVERY

Frank Litvack, M.D.

Conor Medsystems, Inc.

Re:	New Employment Terms

Dear Frank:

As we discussed, this letter (the “Agreement”) sets forth the new terms and conditions of your employment relationship with Conor Medsystems, Inc. (the “Company”). On September 27, 2005, these terms and conditions were approved by the Company’s Compensation Committee (“Committee”) of the Board of Directors (“Board”). Except as expressly stated herein, this Agreement supersedes and replaces all previous agreements between you and the Company, including but not limited to the Engagement Letter dated January 1, 2002, your Contract Extension dated August 7, 2003 and your letter agreement dated March 4, 2005. As noted below, your current stock option grants are not affected by this Agreement. The terms contained in this Agreement will become effective as of the date that both you and the Company sign this Agreement (the “Effective Date”).

1. Position and Reporting Relationship

You will continue to be employed in the full-time employment position of Chief Executive Officer (“CEO”) reporting to the Company’s Board.

2. Base Salary

Effective September 27, 2005, you will have a base salary at an annualized rate of $350,000, less standard payroll deductions and withholdings, and paid in accordance with the Company’s normal payroll schedule. You will be considered for annual increases in base salary in accordance with Company policy and subject to review and approval by the Committee.

3. Annual Target Bonus

For calendar year 2005, you shall also be eligible to earn an annual target bonus pursuant to the Company’s 2005 Bonus Plan. The bonus, if awarded, shall be subject to applicable payroll withholdings and employment taxes. The Committee will determine, in its sole discretion, whether and to what extent the bonus has been earned. You will be considered for annual target bonuses in accordance with Company policy and subject to review and approval by the Committee.

4. Option Grants

Your current stock options are not affected by this Agreement, and your current stock option agreements will remain in full force and effect in accordance with their terms. As approved by the Committee on September 27, 2005, the Company granted you an option under the Company’s 2004 Equity Incentive Plan (the “Plan”) to purchase two hundred and seventy-five thousand (275,000) shares of the Company’s Common Stock (the “New Option”) at the fair market value on the date of grant. The New Option shall contain a vesting schedule, contingent upon your continued service to the Company as an employee, pursuant to which the shares shall vest in equal monthly installments over four (4) years. The New Option will be governed in full by the terms and conditions of the Plan, a stock option grant notice, stock option agreement and the Chief Executive Officer Change of Control Severance Agreement (the “CEO Agreement”).

5. Employee Benefits; Business Expenses

You will continue to be eligible to participate in the Company’s standard employee benefit plans, pursuant to the terms, conditions and limitations of the benefit plans. In addition, you will continue to be eligible for reimbursement of your reasonable business expenses incurred in connection with your employment, including but not limited to reasonable lodging and travel expenses, in accordance with the Company’s business expense reimbursement policies and practices.

6. Confidentiality Agreement; Compliance With Company Policies

The Confidentiality, Invention Assignment and Nonsolicitation Agreement that you signed on May 15, 2002 (the “Confidentiality Agreement”) is not affected by this Agreement and will remain in full force and effect in accordance with its terms. You will continue to be required to abide by the Confidentiality Agreement as a condition of your employment. In addition, you will continue to be required to abide by the Company’s policies and procedures, as may be in effect from time to time.

7. Outside Activities

You will continue to be prohibited from engaging in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree to continue to not bring any third-party confidential information to the Company, including but not limited to that of your former employer or other current employers, and that in performing your duties for the Company you will not in any way utilize or disclose any such information. The Company acknowledges that you are a practicing interventional cardiologist on a part-time basis at Cedars Sinai Medical Center and that you may continue to perform services in that capacity. The Company further acknowledges that you are rendering services and may continue to render services to other entities engaged in the medical device business in connection with interventional cardiology, including, without limitation, Savacor, Inc., Immusol, Inc., and Corset, Inc. and that you may have an equity position in such entities. The Company consents to you continuing to render such services and holding any equity position that you may have, or that may result from the exercise of stock options, in such entities; provided, however, that your confidentiality and other obligations to the Company will apply to the providing of such services.

8. At-Will Employment Relationship

Your employment relationship is terminable at-will, and either you or the Company may terminate your employment relationship at any time.

9. Severance and Change of Control Arrangements

Severance and change of control arrangements will be governed by the CEO Agreement in the form approved by the Board. Pursuant to its terms and conditions, the CEO Agreement provides for accelerated vesting of option shares in the event you are either terminated without Cause or Constructively Terminated.

10. Miscellaneous

This Agreement, together with your Confidentiality Agreement, CEO Agreement and stock option agreements, sets forth and forms the complete and exclusive statement of your agreement with the Company concerning the terms and conditions of your employment as of the Effective Date. This Agreement supersedes any other agreements or promises made to you by anyone, whether oral or written, concerning the subject matters set forth herein including, but not limited to, your Engagement Letter dated January 1, 2002, your Contract Extension dated August 7, 2003 and your letter agreement dated March 4, 2004. Changes in your employment terms, other than those changes expressly reserved to the Company’s, Committee’s or Board’s discretion in this Agreement, require a written modification signed by a duly authorized officer of the Company which must be approved by the Committee. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together shall constitute one and the same Agreement, and signatures transmitted via facsimile shall be deemed the equivalent of originals.

We look forward to continuing your employment relationship under the terms and conditions contained herein. To accept this Agreement, please sign and return this letter to the Company.

Sincerely,
CONOR MEDSYSTEMS, INC.

/s/ George M. Milne	/s/ Michael Boennighausen
George M. Milne, Jr., Ph.D.	Michael Boennighausen
Compensation Committee	Chief Financial Officer
Board of Directors

Accepted:

/s/ Frank Litvack
Frank Litvack, M.D.